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                                                                     EXHIBIT 1.1

                     HEARTLAND COMMUNICATIONS & MANAGEMENT, INC.

                          MANAGING PLACEMENT AGENT AGREEMENT

                                   August ___, 1997


Northridge Capital Corporation
625 Colonial Park Drive -- Suite 102
Roswell, Georgia 30075

Gentlemen:

    Heartland Communications & Management, Inc. ("HCMI") hereby confirms its agreement with Northridge Capital Corporation (the "Selling Agent") as described as follows:

    Section 1. Introduction. HCMI desires to retain the Selling Agent as its best efforts managing placement agent in connection with the offering by HCMI of up to 4,000,000 shares of common stock, $.001 par value per share (the "Shares"), in connection with its proposed $20,000,000 public offering (the
"Offering").   Specifically, the Selling Agent will act as managing placement agent on a best efforts basis for the sale of the Shares in the Offering. By and through this Agreement, HCMI confirms the retention of the Selling Agent to assist in such capacity during the Offering.

    The Form S-1 Registration Statement was filed July 26, 1996 with, and must be approved by, the Securities and Exchange Commission (the "SEC") which Registration Statement (and the related Prospectus) must be declared effective by the SEC pursuant to the Securities Act of 1933 (the "Securities Act"). Copies of the Prospectus, as authorized for use and declared effective by the SEC, will be delivered to the Selling Agent promptly after the SEC Order of Effectiveness issues.

    Unless otherwise defined herein, capitalized terms used herein shall have the same meanings ascribed to them in the Prospectus.

    Section 2.  Selling Agent.

    (a) Appointment as Selling Agent. HCMI hereby appoints the Selling Agent as its managing placement agent to offer and sell the Shares on a best efforts basis pursuant to the Prospectus and any amendments or supplements thereto, and in compliance with the terms and conditions thereof and of this Agreement. Specifically, HCMI will offer exclusively through the Selling Agent, on a best-efforts basis, and/or selected dealers chosen by the Selling Agent, a minimum of four hundred thousand (400,000) Shares and a maximum of four million (4,000,000) Shares at five dollars ($5) per share. (Such

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commitment is subject to receipt of a fairness opinion described in Section
15, "Termination," and the Registration Statement being declared effective by the SEC.) Subject to the $20,000,000 maximum during the Initial and Continuous Offering Period as defined in the Prospectus (up to 18 months from the Effective Date (defined below) of the Registration Statement and associated Prospectus), unless earlier terminated by HCMI, the Selling Agent will use its best efforts to sell the Shares at the $5.00 per share Selling Price. All subscriptions for Shares will be deposited with George Mason Bank and maintained in the name of Heartland Communications & Management, Inc. -- Escrow Account (hereafter the "Escrow Account") until such subscriptions are accepted at the end of the Initial Offering Period and during the Continuous Offering Period. Funds in such Escrow Account will be held during the Initial Offering Period until the minimum subscription of $2,000,000 is accepted (at which time the funds will be released to HCMI as more fully described in the Prospectus). If the $2,000,000 minimum is achieved during the Initial Offering Period, the Offering will continue at the election of HCMI and with the consent of the Selling Agent for up to 18 months from the date of the Prospectus (the "Continuous Offering Period").

    HCMI authorizes the Selling Agent and the Selling Agent agrees to use its best efforts to offer and sell the Shares pursuant to the Registration Statement and Prospectus and in compliance with the terms and conditions thereof and of this Agreement. The Selling Agent may appoint registered broker-dealers (the "Additional Selling Agents") to offer and sell Shares. Commencing on the effective date (the "Effective Date") of the Registration Statement, the Selling Agent and the Additional Selling Agents (if any) will attempt to sell the Shares, at a price equal to $5.00 per share, for a period (such period, including any extension thereof as hereinafter provided, being herein called the "Initial Offering Period") of two (2) months from the Effective Date (or for a period of up to seven (7) additional months if extended by HCMI, unless all Shares having an aggregate Selling Price of $20,000,000 registered with the SEC have previously been subscribed for).

    If at least 400,000 Shares have been subscribed for and accepted during the Initial Offering Period, HCMI may, with the consent of the Selling Agent, continue to offer Shares at the $5.00 per share Selling Price during the balance (the "Continuous Offering Period") of this up to eighteen (18) month Offering Period. The offering will terminate (i) if subscriptions for at least 400,000 shares have not been received within the Initial Offering Period as defined or (ii) at any time by written notice by HCMI to the Selling Agent, provided the Selling Agent is compensated for all sales accepted by HCMI.

    The Selling Agent may designate as an Additional Selling Agent (i ) any person who is a member of the National Association of Securities Dealers, Inc. (the "NASD") or (ii) any foreign person who is not a member of the NASD and who agrees that it will make no offer or sale of Shares within the United States, its territories or possessions or to persons who are U.S. citizens or residents, and in making offers and sales of Shares, will comply with the Rules of Fair Practice of the NASD including, but not limited to Sections 8, 24, 25 and 36 of
Article III to the NASD By-Laws, provided, that any such


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person as a condition to selection as an Additional Selling Agent, shall enter into a Selected Dealer Agreement substantially in the form attached as Exhibit A.

    (b) Undertakings. The Selling Agent will use its best efforts to find eligible persons to purchase the Shares on the terms stated herein and in the Prospectus and any amendments or supplements thereto. It is understood that the Selling Agent has no commitment with regard to the sale of the Shares. The Selling Agent represents that it will comply fully with all applicable laws and the rules of the NASD, the SEC and of state securities administrators of the several states and various other jurisdictions in which it offers to sell Shares.

    During this Offering Period, the Selling Agent will promptly upon receipt deliver all cash and checks received from subscribers for Shares to the Escrow Agent for deposit in the HCMI Escrow Account. Such cash or checks will be accompanied by one executed copy of the Subscription Agreement and Power of Attorney for each subscription obtained, properly completed and executed in the form of Exhibit A to the Prospectus (the "Subscription Documents"). Promptly after receipt of the Subscription Documents by the Selling Agent, an interim receipt will be mailed by the Selling Agent to each subscriber for the amount deposited. All subscription checks received during this Offering Period will be held in the Escrow Account until accepted at the Initial and each Subsequent Closing.

    Counsel for the Selling Agent shall make all required filings with the National Association of Securities Dealers, Inc. (the "NASD"). All corporate proceedings undertaken by HCMI and other legal matters which relate to the Offering and other related transactions shall be satisfactory in all material respects to counsel for the Placement Agent. The Registration Statement and all amendments thereto shall be approved by counsel to the Selling Agent prior to filing with the SEC (which approval shall not be unreasonably withheld).

    Section 3. Retention of the Selling Agent; Compensation; Sale and Delivery of the Shares. Subject to the terms and conditions herein set forth, HCMI hereby engages the Selling Agent to (a) act as the Selling Agent in connection with the Offering and (b) to use its best efforts to solicit subscriptions and purchase orders for the Shares. The Selling Agent is a registered broker-dealer and is a member of the National Association of Securities Dealers, Inc. (the "NASD").

    The obligations of the Selling Agent pursuant to this Agreement shall continue through completion or termination of the Offering, but in no event shall extend later than eighteen (18) months from the Effective Date of the Registration Statement. All fees due to the Selling Agent, but unpaid, will be payable at that time.

    The Selling Agent and any broker-dealer group assembled and managed by the Selling Agent shall transmit promptly all checks directly to the Escrow Agent after receipt by the Selling Agent or such Additional Selling Agent/broker-dealer. If all conditions precedent to the consummation of the Offering are satisfied, the Escrow Agent agrees to issue or have issued the Shares sold in the Offering on the Initial Closing Date (as

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hereinafter defined) against payment to HCMI; provided, however, that the
Initial (any Subsequent) Closing may not occur until the conditions specified in Section 8 hereof shall have been complied with to the reasonable satisfaction of the Selling Agent and its counsel. The release of Shares against payment therefor shall be made on the date and at the place acceptable to HCMI and the Selling Agent. The date upon which HCMI shall release and deliver the Shares sold in the Offering in accordance with the terms hereof relating to the Initial Offering Period is herein referred to as the "Initial Closing Date." HCMI shall release and deliver the Shares sold during the Continuous Offering Period at each Subsequent Closing Date (typically at month-end or, if earlier, when subscriptions for at least $250,000 are accepted).

    The Selling Agent shall receive the following for its services hereunder at each closing:

    (i) a selling commission of 10% of the gross subscriptions on all Shares sold (the parties hereto acknowledging that compensation payable to any member of the selling group shall be determined between the Selling Agent and each Additional Selling Agent/ selected dealer pursuant to individual Selected Dealer Agreement(s));

    (ii) warrants as outlined in Section 4 below; and

   (iii) reimbursement for its expenses on a nonaccountable basis in the amount of one and one-half percent (1 1/2 %) of gross proceeds of the Offering (or actual expenses if greater).

Except as provided above, all out-of-pocket expenses incurred by the Selling Agent in connection with the Offering, including travel, communications, postage and legal fees and expenses, will be absorbed by the Selling Agent.

    Other than as described as above, HCMI will pay all costs and expenses incident to the offering, sale and delivery of the Shares including, but not limited to, all fees and expenses of filing with regulatory agencies and the NASD; all Blue Sky fees and expenses; all auditing and accounting fees; all promotion (including those associated with "road shows" and related travel and entertainment) and printing costs, including costs of printing the Registration Statement and the placement agent documents, Blue Sky memoranda and as many Prospectuses as HCMI and the Selling Agent deem reasonably necessary; and, with the exclusion of Houlihan Evaluation Advisors, Inc., the cost and expenses of any other firm or professional service organization it may employ in connection with the advisory services set forth herein.

    Section 4. Warrants. Upon termination of the Offering, HCMI will sell to the Selling Agent Common Stock Purchase Warrants (the "Warrants") for an aggregate purchase price of one hundred dollars ($100), entitling the Selling Agent to purchase one share of HCMI's common stock for each ten Shares of common stock which have been sold in the Offering (i.e. for the minimum offering of 400,000 Shares, 40,000 warrants will be issued

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and, for the maximum offering of 4,000,000 Shares, 400,000 warrants will be issued).  The Warrants shall be nonexercisable for a period of twenty-four
(24) months following the date of the definitive Prospectus. However, if HCMI merges or reorganizes in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. The Warrants will be exercisable for a period of four (4) years, such period to commence twelve (12) months after the date of the definitive Prospectus and if the Warrants are not exercised during this term, they shall by their terms automatically expire. The exercise price of the Warrants shall be one hundred and twenty percent (120%) of the per share offering price (for example, a $6 exercise price if the public offering price is $5). HCMI will set aside and at all times have available sufficient number of Shares of its common stock to be issued upon the exercise of the Warrants to be sold to the Selling Agent. The Warrants will not be transferable to anyone for a period of twelve (12) months after the date of the definitive Prospectus, except to officers of the Selling Agent.

    In the event that the outstanding shares of common stock of HCMI are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of HCMI or of another corporation through reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such common stock, appropriate adjustments in the number and kind of such securities then subject to this Warrant shall be made effective as of the date of such occurrence so that the Selling Agent's position upon exercise will be the same as it would have been had it owned, immediately prior to the occurrence of such events, the common stock subject to this Warrant. Such adjustment shall be made successively whenever any event listed above shall occur and HCMI will notify the Selling Agent of each such adjustment. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to this Warrant adjusted accordingly.

    Subject to the other provisions of this Warrant, the rights represented by this warrant may be exercised by (i) surrender of this Warrant at the principal executive office of HCMI (or such other office or agency of HCMI, as it may designate by notice in writing to HCMI appearing on the books of
HCMI); (ii) payment to HCMI of the exercise price for the number of shares specified together with applicable stock transfer taxes, if any; and (iii) delivery to HCMI of a statement by the Selling Agent (in a form acceptable to HCMI and its counsel) that such shares are being acquired by the Selling Agent for investment and not with a view to their distribution or resale. In lieu of any cash payment required for the exercise of this Warrant, unless otherwise prohibited by law, the Selling Agent shall have the right at any time and from time to time to exercise this Warrant in full or in part (i) by receiving from HCMI the number of shares of common stock otherwise issuable upon such exercise less the number of shares of common stock having an aggregate Current Market Price on the date of exercise equal to the exercise price per share multiplied by the number of shares for which this Warrant is being exercised and/or by delivering to HCMI the number of shares of common stock having an aggregate Current Market Price on the date of exercise equal to the exercise price multiplied by the number of shares of common stock for which this Warrant is being exercised. The term "Current Market Price" shall mean (a) if the common stock is traded on the NASDAQ National Market ("NNM") or on a national

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securities exchange, the per share closing price of the common stock on the date of exercise of the Warrant or (b) if the common stock is traded in the over-the-counter market and not in the NNM or a national securities exchange, the average of the per share closing bid prices of the common stock on the thirty (30) consecutive trading days immediately preceding the date in question, as reported by the NASDAQ Small Cap Market (or an equivalent generally accepted reporting service if quotations are not reported on the NASDAQ Small Cap Market). The closing price referred to in clause (a) above shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case in the NNM or on the principal stock exchange on which the common stock is then listed. For purposes of clause (b) above, if trading in the common stock is not reported by the NASDAQ Small Cap Market, the bid price referred to in said clause shall be the lowest bid price as reported in the NASDAQ Electronic Bulletin Board or, if not reported thereon, as reported in the "pink sheets" published by National Quotation Bureau, Incorporated and, if such Common Stock is not so reported, shall be the price of a share of common stock determined in good faith by HCMI's Board of Directors.

    Section 5. Representations and Warranties of HCMI. HCMI represents and warrants to the Selling Agent that:

         (a) The Registration Statement must be approved and the related Prospectus must be authorized for use and declared effective by the SEC before the Offering may commence. On such date and at all times subsequent thereto, no order has been issued by the SEC or any other state or federal regulatory authority preventing or suspending the use of the Prospectus, and HCMI does not have any knowledge that any action by or before any such government entity revoking such approval or authorization is pending or threatened.

         (b) The Prospectus and any marketing materials to be used in connection with the Offering authorized by HCMI for use in the Offering do not and will not, at any relevant time hereto, contain any misstatements or untrue statement of a material factor or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that representations or warranties in this Section 4(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to HCMI by the Selling Agent expressly regarding the Selling Agent for use in the Prospectus.

         (c) The offer and sale of the Shares will be conducted in accordance with all applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon HCMI by the SEC or any other regulatory authority. To the best of HCMI's knowledge, no person has sought to obtain review of the final action of the SEC in approving the Registration Statement or the Prospectus and all prior sales of Shares were properly exempt from registration pursuant to Regulation D under the Securities Act of 1933.

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         (d)  The Registration Statement, including the Prospectus contained in the Registration Statement (including any amendments or supplements thereto), comply in all material respects with the applicable regulations.

         (e) HCMI is organized and validly exists as a Delaware corporation with full power and authority to conduct its business as described in the Prospectus.

         (f) HCMI has all such power, authority, authorizations, approvals and orders necessary to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares to be sold as provided herein. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of HCMI. This Agreement is the valid, legal and binding agreement of HCMI enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies (regardless of whether such enforceability is considered in a proceeding at law or equity, and except as to those provisions which may be limited by public policy).

         (g) There is no litigation or pending governmental proceeding or, to the knowledge of HCMI, threatened against, or involving the properties of HCMI which individually or in the aggregate might materially and adversely affect the Offering, the performance of this Agreement or the condition (financial or otherwise), operations, business, assets or properties of HCMI.

         (h) The financial statements which will constitute part of the Prospectus will fairly present the financial condition, results of operations, changes in stockholders' equity and cash flows of HCMI at the dates thereof and for the respective periods covered thereby and comply as to form in all material respects with generally accepted accounting principles. Such financial statements will be prepared in accordance with generally accepted accounting principles consistently applied through the periods involved, presenting fairly in all material respects the information required to be stated therein.

         (i) Except as may otherwise be stated in the Prospectus as declared effective: (i) there has been no material adverse change, financial or otherwise, in the condition of HCMI or in the earnings, capital or properties of such company whether or not arising in the ordinary course of business; (ii) there has been no material increase in any long-term debt of HCMI, nor has HCMI issued any securities or incurred any liability or obligation for borrowing other than in the ordinary course of business; and (iii) there have been no material transactions entered into by HCMI except with respect to those transactions entered into in the ordinary course of business. The capitalization, liabilities, assets, properties and business of HCMI will conform in all material respects to the descriptions thereof contained in the Prospectus.

         (j) HCMI is not presently in breach of, or in default (nor has an event occurred which with notice or lapse of time or both would constitute a default) under any

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indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which HCMI is a party or by which any of its properties may be bound or affected, except for such breaches or defaults as will not have a material adverse effect on the business, operations or financial condition of HCMI.

         (k) Neither the execution and delivery of this Agreement, the incurrence of the obligations herein set forth, nor the consummation of the transactions herein contemplated will conflict with or constitute a breach of or default under, or result in the creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of HCMI pursuant to:
(i)_HCMI's articles of incorporation; (ii)_any contract, lease, loan agreement, mortgage, note, indenture or other instrument to which HCMI is a party or by which it may be bound, or to which any of the properties or assets of HCMI are subject; or (iii)_any applicable law, administrative regulation or administrative or court decree, except for such conflicts, breaches, defaults, liens, charges or other encumbrances which, with respect to (ii) and (iii) above, will not have a material adverse effect on the business, operations or financial condition of HCMI.

         (l) Upon consummation of the Offering, the authorized, issued and outstanding equity capital of HCMI will be, in all material respects, as set forth in the Prospectus under the caption "Capitalization"; the Shares of HCMI have been duly authorized by all necessary action of HCMI, and shall, upon issuance thereof and payment therefor, be validly issued, fully paid and nonassessable and shall conform to the description thereof contained in the Prospectus and good title thereto shall be transferred by HCMI, free and clear of all claims, encumbrances, security interests and liens whatsoever; and the issuance of the Shares is not subject to preemptive rights.

         (m) No approval or consent of any regulatory or supervisory or other public authority is required in connection with the execution and delivery of this Agreement or the issuance of the Shares by HCMI, except for the approval of the SEC, issuance of the "fairness letter" from the NASD and any necessary qualification or registration under the securities laws of the various states in which the Shares are offered and the expiration of any statutory waiting periods.

         (n) Appropriate arrangements have been made for placing the funds received from subscriptions for Shares in the Escrow Account at George Mason Bank until the Initial and any Subsequent Closing Dates, with provision for refund to the purchasers in the event that the Offering is not completed for whatever reason or for delivery to HCMI at the Initial Closing Date.

         (o) Prior to the Offering, HCMI has not: (i) except as to the preferred stock by HCC, had any material dealings within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings related to the proposed Offering and routine business activities; and (ii) engaged any intermediary between the Selling Agent and HCMI in connection with the Offering of the Shares and no person is being compensated in any manner for such service.

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Section 6.  Covenants of HCMI.  HCMI covenants and agrees that:

         (a) HCMI shall deliver to the Selling Agent, from time to time, such number of copies of the Prospectus as the Selling Agent may reasonably request. HCMI authorizes the Selling Agent to use the Prospectus in connection with the sale of the Shares.

         (b) HCMI will not at any time file any amendment or supplement to the Registration Statement or the Prospectus without so notifying the Selling Agent before any such filing and without first providing the Selling Agent and its counsel adequate time to review and comment on such amendment or supplement prior to filing.

         (c) HCMI will use its best efforts to cause any amendment or supplement to the Registration Statement to be approved by the SEC and will promptly upon receipt of any information concerning the events listed below notify the Selling Agent and confirm the notice in writing: (i) when such amendment or supplement has been approved; (ii) of the receipt of any comments from the SEC or any other governmental entity for any amendment or supplement to the Registration Statement or for additional information; (iii) of the issuance by the SEC any other governmental entity of any order or other action suspending the Offering or the use of the Prospectus; or (iv) of the occurrence of any event mentioned in paragraph (d) below.

         (d) If, during the period when the Prospectus is used in connection with the offer and sale of the Shares, any event relating to or affecting HCMI shall occur as a result of which it is necessary, in the reasonable opinion of counsel for the Selling Agent and in the reasonable opinion of counsel for HCMI, to amend or supplement the Prospectus in order to make the Prospectus not false or misleading in light of the circumstances existing at the time it is delivered to an offeree or a purchaser of the Shares, HCMI shall, at its expense, forthwith prepare and furnish to the Selling Agent a reasonable number of copies of amendment(s) or supplement(s) to the Prospectus which shall amend or supplement the Prospectus so that, as amended or supplemented, the Prospectus shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to an offeree or a purchaser of the Shares, not misleading. For the purposes of this subsection, HCMI shall furnish such information with respect to itself as the Selling Agent from time to time reasonably may request.

         (e) HCMI will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the SEC. During the periods when the Prospectus is required to be delivered, HCMI will comply, at its own expense, with all requirements imposed by the SEC, in each case as from time to time in force, in accordance with the provisions hereof and the Prospectus.

         (f) HCMI shall take all reasonably necessary action to qualify or register the Shares for offer and sale under the securities laws of such jurisdictions as the Selling Agent and HCMI may mutually agree upon; provided, however, that HCMI shall not be

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obligated to qualify as a foreign corporation to do business under the laws of any such jurisdiction. In each jurisdiction where such qualification or registration shall be affected, HCMI, unless the Selling Agent agrees that such action is not necessary or advisable in connection with the distribution of the Shares, shall file and make such statements or reports as are, or reasonably may be, required by the laws of each such jurisdiction.

         (g) For a period of three (3) years from the date of this Agreement, HCMI shall furnish to the Selling Agent, as soon as available, a copy of its annual report to shareholders and, if HCMI is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reports prepared pursuant to the Exchange Act (including, but not limited to, reports on Forms 10-K, 10-Q, 8-K and/or 8); and HCMI will furnish to the Selling Agent: (i) as soon as available, a copy of each report or definitive proxy statement of HCMI filed pursuant to the Exchange Act or mailed to shareholders; (ii) concurrently, a copy of any Schedule 13D filing made with the SEC with regard to HCMI's stock; and (iii) from time to time, such other public information concerning HCMI as the Selling Agent may reasonably request.

         (h) HCMI intends to use the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the caption "Application of Proceeds."

         (i) HCMI will conduct its business in compliance in all material respects with all material applicable federal and state laws, rules, regulations, decisions, directives and orders including all decisions, directives and orders of the SEC.

         (j) HCMI shall not deliver the Shares until it has satisfied or caused to be satisfied in all material respects each and every condition set forth in Section 9 hereof, unless such condition is waived in writing by the Selling Agent.

         (k) No person has acted as a finder or investment advisor in connection with the transactions contemplated herein and will indemnify the Selling Agent with respect to any claim for any finder's fee in connection with the Offering.

         (l) No officer or director of HCMI is a member of the NASD or an employee or associated member of the NASD.

         (m) HCMI covenants that it has not promised or represented to any person that any part of the Shares will be directed or otherwise made available to them in connection with the proposed public offering.

         (n) HCMI covenants that it has disclosed to the Selling Agent all potential conflicts of interest involving HCMI officers, directors, principal shareholders and/or employees and has disclosed all material conflicts of interest in the Prospectus.

         (o) All documents and other information relating to HCMI's affairs will be made available upon request to the Selling Agent and its attorneys at the Selling Agent's

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office or at the office of the Selling Agent's attorney and copies of any such documents will be furnished upon request to the Selling Agent or its attorneys.

         (p) HCMI will provide the Selling Agent with unaudited monthly financial data concerning HCMI from now until termination of the Offering.

         (q) If required under applicable securities laws, HCMI will prepare and file a Registration Statement with the SEC under the Securities and Exchange Act of 1934, as amended, as soon as required. HCMI agrees that for at least five (5) years after its common stock is registered under the Securities and Exchange Act of 1934, HCMI will issue to its shareholders, within forty-five
(45) days after the end of HCMI's first three fiscal quarters, quarterly reports containing unaudited financial information. HCMI and the Selling Agent shall, upon HCMI becoming eligible and provided that at least $12,000,000 has been achieved in the Offering, mutually agree upon on an exchange or NASDAQ listing. HCMI will within one hundred twenty (120) days from completion of the Offering apply for "listing" in Moody's Over-the-Counter manual and maintain such "listing" on a current basis. HCMI shall obtain a CUSIP number for its certificate and shall engage a transfer agent acceptable to the Selling Agent.

         (r) The properties owned or held under option by HCMI, the capital structure of HCMI immediately preceding the Offering, the contemplated dilution to the public investor , executive compensation and HCMI's business plan shall be acceptable to the Selling Agent (whose concurrence shall not be unreasonably withheld).

         (s) Any employee (including officers' and/or directors') incentive plan of whatever nature, presently contemplated, shall be fully disclosed in the Registration Statement and subject to the approval of the Selling Agent.

         (t) Upon the initial closing of the Offering, HCMI shall proceed to expeditiously nominate to its Board of Directors two (2) nominees of the Selling Agent, whose backgrounds and experience shall be reasonably satisfactory to HCMI, to be placed upon HCMI's Board of Directors, not to exceed nine (9) persons. HCMI shall exercise all available rights to facilitate the election of the Selling Agent nominees. HCMI shall continue to nominate such Selling Agent nominees until HCMI has shown operating profits on an audited basis for two (2) consecutive years.

         (u) The statements contained in the Registration Statement, as amended from time to time, will be in form and content satisfactory to the Selling Agent and to the Selling Agent's counsel, and will have been prepared and reported on by independent certified public accountants satisfactory to the Selling Agent.

         (v) The Registration Statement and any amendments thereto will be submitted to the Selling Agent and to the Selling Agent's counsel as soon as possible.

         (w) HCMI covenants that the content of any oral comments and copies of all comment letters from regulatory bodies shall immediately be supplied to the Selling Agent and its counsel.

         (x) HCMI shall not obtain an effective date from the SEC or allow the Registration Statement (or any amendment) to become effective without prior approval of the Selling Agent.

         (y) During the period of the proposed Offering and for one (1) year from the date of the definitive Prospectus, HCMI will not sell, directly or indirectly (such as through options), any equity or long-term debt securities without the Selling Agent's prior written consent (which may not be unreasonably withheld). The foregoing limitation shall not, however, preclude HCMI from obtaining bridge financing to fund specific activities discussed in the draft Prospectus occasioned by any delays in the SEC filing and the opportunity costs of not proceeding in a timely enough fashion, so long as mutually agreeable to the parties, and subject to any applicable regulatory approval.

         (z) Prior to the effective date of the Registration Statement, HCMI will cause each of its officers and directors and shareholders who own over five percent (5%) of HCMI's Shares outstanding prior to the effective date of the Registration Statement to enter into an undertaking to the Selling Agent pursuant to the terms of which each such person will agree not to sell any Shares owned directly or indirectly by him for twelve (12) months from the date of the definitive Prospectus without the Selling Agent's prior written consent.

         (aa) All investor leads resulting from the Offering shall be referred to the Selling Agent.

         (bb) HCMI's officers, directors and promoters will comply with the applicable blue sky requirements, including those pertaining to the escrow of Shares, provided such escrow shall in no event extend beyond a period of eighteen (18) months from the Effective Date of the Registration Statement.

         (cc) Subscriptions in escrow will be accepted or rejected by HCMI within 48 hours of deposit into escrow.

         (dd) As soon as practicable, HCMI shall make generally available to its security holders and to the Selling Agent an earnings statement which will comply with the provisions of Section 11(a) of the 1933 Act and Rule 158(a) under the Act.

         (ee) HCMI will furnish to the Selling Agent copies of all reports to shareholders or filing with the SEC and NASD or stock exchanges or material press releases.

         (ff) HCMI will maintain, as necessary, a transfer agent and a registrar function (or engage a transfer agent and registrar) for the Shares.

         (gg) HCMI will not make any material amendments to any employment agreements with its executives for a period of two years after the effective date of the Registration Statement without the concurrence of the Selling Agent (which shall not be unreasonably withheld).

         (hh) HCMI shall, as soon as practicable, take all necessary and appropriate actions to be included in Standard & Poor's and Moody's Investor Services, Inc. manuals.

         (ii) Until termination of the offering, HCMI shall not, without the prior written consent of the Selling Agent, issue any press release, other than trade releases issued in the ordinary course of HCMI's operations.

    Section 7. Selling Agent Representations and Warranties. The Selling Agent represents and warrants to HCMI that:

         (a) All references and information concerning the Selling Agent to be included in the Prospectus and supplied by the Selling Agent will be accurate in all material respects and, as to the Selling Agent, will not contain any misleading or untrue statement of a material fact or omit to state a material fact which is required to be made or is necessary to prevent the statements therein from being misleading.

         (b) The Selling Agent is a corporation duly organized and validly existing under the laws of the state of its incorporation, is a member in good standing of the NASD and has full power and authority to act as marketing agent in the manner contemplated by this Agreement and as described in the Prospectus.

         (c) The Selling Agent is in good standing and in compliance with all applicable broker-dealer registration requirements in any jurisdiction where the parties agree the Shares will be sold by it; and any use or distribution of the Prospectus or any other written communications prepared to accompany the Prospectus by the Selling Agent will comply with the terms and conditions set forth in the Prospectus, with the procedures set forth in this Agreement and with the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, all applicable state securities laws and the rules and regulations promulgated under all such acts and laws and all applicable rules and regulations of the NASD.

         (d) The Selling Agent has and will maintain all required governmental and regulatory approvals and licenses to perform its obligations under this Agreement and to act as described in the Prospectus, and the performance of its obligations under this Agreement and its acting as described in the Prospectus will not violate or result in a material breach of any provisions of either of its Articles of Incorporation or By-laws, or any agreement, order, law or regulation binding upon it.

         (e) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Selling Agent, and is a valid and binding agreement of the Selling Agent enforceable in accordance with its terms.

    Section 8. Payment of Expenses. HCMI shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including all expenses and fees incident to the filing of the Registration Statement with the SEC and the NASD, the costs and counsel fees of qualification under state securities laws, fees and disbursements of HCMI counsel and accountants, fees and expenses of the valuation firm for the fairness opinion, costs for preparing and printing the Registration Statement and cost of printing as many copies of the underwriting documents and Prospectuses and related exhibits as the Selling Agent may deem necessary, including all amendments and supplements to the Registration Statement. In the unlikely event that blue sky work is undertaken by counsel to the Selling Agent, it shall be separately billed to HCMI and shall be the financial obligation of HCMI. All other fees of Selling Agent's counsel shall be paid directly by the Selling Agent. Other than those specifically provided in Section 3, the Selling Agent will absorb all actual accountable out-of-pocket expenses arising out of, in connection with, and otherwise incident to, the Offering, including those related to any and all travel, communications, postage and legal fees and expenses.

    Section 9. Conditions of the Selling Agent's Obligations. The obligations of the Selling Agent as provided herein shall be subject to the accuracy of the representations and warranties contained herein as of the date hereof and as of the Initial and any Subsequent Closing Date, to the accuracy of the statements of officers and directors of HCMI made pursuant to the provisions hereof, to the performance by HCMI of its obligations hereunder and to the following conditions:

         (a) At the Initial and any subsequent Closing Date, HCMI will have completed the conditions precedent to, and shall have conducted the Offering in all material respects in accordance with the Registration Statement and all applicable laws, regulations, decisions and orders, including any and all terms, conditions, requirements and provisions precedent to the Offering imposed upon it by the SEC.

         (b) At the Initial and any subsequent Closing Date, no order or other action suspending the approval of the Registration Statement or the consummation of the Offering shall have been issued or proceedings therefore initiated or, to the knowledge of any of the parties, threatened by the SEC or any state authority.

         (c) At the Initial and any subsequent Closing Date, the Selling Agent shall receive the favorable opinion of The Heideman Law Group, P.C., counsel for HCMI, dated the Initial Closing Date, addressed to the Selling Agent to the effect that:

              (i) HCMI is organized and validly existing as a Delaware corporation with full power and authority to own its properties and conduct its business as described in the Prospectus. HCMI's articles of incorporation comply in all material respects with Delaware law.

              (ii) HCMI has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except for those licenses, permits and authorizations which the failure to obtain would not have a material adverse effect on the business, operations or financial condition of HCMI.

              (iii) The issuance and sale of the Shares have been duly and validly authorized by all necessary corporate action on the part of HCMI; and the Shares, when issued in accordance with the terms of the Prospectus and this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

              (iv) The Shares conform to the description thereof contained in the Prospectus, and the Shares comply as to form in all material respects with applicable legal requirements.

              (v) No further approval, authorization, consent or other order of any federal board or body besides the SEC is required in connection with the execution and delivery of this Agreement, the issuance and sale of the Shares and consummation of the Offering except for any necessary qualification or registration under the securities laws of the various states in which the Shares are to be offered.

              (vi) The execution and delivery of this Agreement have been duly and validly authorized by all necessary action on the part of HCMI; and this Agreement is a valid and binding obligation of HCMI, enforceable in accordance with its terms except that the enforceability of the obligations of HCMI may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or the rights of creditors of a saving bank, the accounts of which are insured by the FDIC (including laws concerning fraudulent conveyance or fraudulent obligations) and the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies (regardless of whether such enforceability is considered in a proceeding at law or equity) and except as to those provisions which may be limited by public policy, including provisions relating to the right of a party to obtain reimbursement of its attorneys' fees and litigation costs from another party, as to which such counsel need express no opinion, and except as to those provisions relating to indemnity or contribution for liabilities arising under the Securities Act, as to which such counsel need express no opinion.

              (vii) There are no material, legal or governmental proceedings pending or threatened against HCMI; such counsel does not know of any statutes or regulations required to be described or disclosed in the Prospectus which are not so described or disclosed; and the description in the Prospectus of such statutes and regulations are accurate summaries thereof and fairly present the information required to be shown.

              (viii) The statements in the Prospectus, insofar as they constitute statements of law or legal conclusions, have been prepared or reviewed by them and are materially correct.

              (ix) Based on certificates of officers and such investigation and verification as deemed appropriate, HCMI is presently not in breach of, or in default (nor has an event occurred which with notice or lapse of time or both would constitute a default) under any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which HCMI is a party or by which any of its properties may be bound or affected, except for such breaches or defaults as will not have a material adverse effect on the business, operations or financial condition of HCMI; and HCMI is not in violation of any term or provision of its articles of incorporation or any judgment, government authorization, injunction, license, permit, decree, order, statute, rule, writ or regulation, except for such violations as will not have a material adverse effect on the business, operations or financial condition of HCMI.

              (x) Neither the execution and delivery of this Agreement nor the incurrence of the obligations herein set forth will conflict with HCMI's articles of incorporation; (ii) constitute a breach of or default under, or result in the creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of HCMI pursuant to_any contract, lease, loan agreement, mortgage, note, indenture or other instrument known to such counsel to which HCMI is a party or by which it may be bound, or to which any of the properties or assets of HCMI are subject; or (iii)_ conflict with any applicable law, administrative regulation or administrative or court decree, except for such conflicts, breaches, defaults, liens, charges or other encumbrances which, with respect to (ii) and (iii) above, will not have a material adverse effect on the business, operations or financial condition of HCMI.

              (xi) At the time that the Registration Statement became effective, the Registration Statement (as amended or supplemented) -- other than the financial statements, notes to financial statements, financial tables or other financial and statistical data as to which counsel need express no opinion -- complied as to form in all material respects with pertinent regulations. Based on conferences with and certificates of officers of HCMI, discussions with customers and vendors and other appropriate due diligence measures, all material documents and exhibits relating to HCMI required to be filed with the Registration Statement (as amended or supplemented) have been so filed. The description in the Registration Statement and the Prospectus of such documents and exhibits is accurate in all material respects and fairly presents the information required to be shown. Nothing has come to such counsel's attention that caused counsel to believe that, at the date hereof, the Registration Statement or the Prospectus contained an untrue statement of a material fact relating to HCMI or omitted to state a material fact relating to HCMI required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made.

         (d) Counsel for the Selling Agent shall have been furnished such documents and opinions as they reasonably may require for the purpose of enabling them to review or pass upon the matters required by the Selling Agent, and for the purpose of evidencing the accuracy, completeness or satisfaction of any of the representations, warranties or conditions herein contained, including, but not limited to, resolutions of the Board of Directors of HCMI regarding the authorization of this Agreement and the transactions contemplated hereby.

         (e) At the Initial and any subsequent Closing Date, the Selling Agent shall receive a certificate of the President and of the chief financial or accounting officer of HCMI, dated the Initial Closing Date, to the effect that:
(i) they have carefully examined the Prospectus and, in their opinion, at the time the Prospectus became authorized for final use, it did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) since the date the Prospectus became authorized for final use, no event has occurred which, in their opinion, should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the condition, financial or otherwise, or in the earnings, capital or properties of HCMI and, the conditions set forth in this
Section 8 have been satisfied; (iii) no order has been issued by the SEC to suspend the Offering or the authorization for final use of the Prospectus and no action for such purposes has been instituted or, to the best of their knowledge, threatened by such regulatory agencies; (iv) to the best of their knowledge, no person has sought to obtain review of the final action of the SEC approving the Registration Statement; and (v) all of the representations and warranties contained in Section 4 of this Agreement are true and correct, with the same force and effect as though expressly made on the Initial Closing Date.

         (f) At or prior to the Initial Closing Date, the Selling Agent shall receive: (i) a copy of the letter from the SEC declaring the Registration Statement effective; and (ii) a certified copy of HCMI's articles of incorporation.

         (g) Concurrent with SEC effectiveness, the Selling Agent shall receive a letter from BDO Seidman,, LLP, certified public accountants, dated the date hereof and addressed to the Selling Agent: (i) confirming that BDO Seidman is a firm of independent public accountants within the meaning of 12 C.F.R.
Section 571.2(c)(3) under the Securities Act and no information concerning its relationship with or interests in HCMI is required to be disclosed in the Registration Statement, and stating in effect that in its opinion on the consolidated financial statements of HCMI for the years ended December 31, 1995, as included in the Prospectus and covered by their respective opinions included therein, comply as to form in all material respects with generally accepted accounting principles; (ii) stating in effect that, consistent with SAS 72 and after reading the latest available unaudited interim financial statements of HCMI, a reading of the minutes of the meetings of the Board of Directors and consultations with officers of HCMI responsible for financial and accounting matters, nothing came to its attention which caused it to believe that: (a) the unaudited financial statements included in the Prospectus, fail to comply as to form in any material respect with generally accepted accounting principles; (b) such unaudited financial statements are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (c) during the period from the date of the latest unaudited consolidated financial statements included in the Prospectus to a specified date not more than five business days prior to the date hereof, there was any material increase in borrowing by HCMI.

         (h) At the Initial Closing Date, BDO Seidman, LLP will deliver to the Selling Agent a letter in form and substance satisfactory to counsel for the Selling Agent dated the Initial Closing Date, confirming the statements made by them in the letter delivered by them pursuant to the preceding subsection as of a specified date not more than three (3) business days prior to the Initial Closing Date.

         (i) At or prior to the Initial Closing Date, counsel to the Selling Agent shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to evidence the accuracy or completeness of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by HCMI in connection with the Offering and the sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Selling Agent and its counsel.

         (j) HCMI shall not have sustained, since the date of the latest audited financial statements, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in such statements, there shall not have been any material change in the consolidated long_term debt of HCMI or any change or any development involving a prospective material change in or affecting the general business affairs, management, financial position, stockholders' equity, cash flow or results of operations of HCMI, otherwise than as set forth or contemplated in such statements, the effect of which, in any such case described above, is in the reasonable judgment of the Selling Agent sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

    All such opinions, certificates, letters and documents shall be in compliance with the provisions hereof only if they are satisfactory, in their reasonable opinion, to the Selling Agent and its counsel. Any certificates signed by an officer or director of HCMI and delivered to the Selling Agent or to counsel for the Selling Agent shall be deemed a representation and warranty by HCMI to the Selling Agent as to the statements made therein. If any condition to the Selling Agent's obligations hereunder to be fulfilled prior to or at the Initial Closing Date is not so fulfilled, the Selling Agent may terminate this Agreement or, if the Selling Agent so elects, may waive any such conditions which have not been fulfilled or may extend the time of their fulfillment.

    Section 10. Right of First Refusal. Subject to sale of at least four hundred thousand (400,000) Shares in the Offering, HCMI and the Selling Agent agree that for a period of two (2) years from the date of the definitive Prospectus, the Selling Agent shall have a non-transferable right of first refusal to purchase for its account or to sell for the account of HCMI any equity or debt securities with respect to which HCMI may seek a public offering or private offering for cash. Specifically excluded from the Selling Agent's right of first refusal are public or private offerings of HCMI's Shares in exchange for properties, assets or stock of other individuals or corporations. HCMI will consult the Selling Agent with regard to any such covered offering for cash prior to consulting any other prospective underwriter and will offer the Selling Agent the opportunity to purchase or sell any such securities on terms not less favorable to HCMI than it can secure elsewhere. HCMI shall have thirty (30) days in which to exercise its right of first refusal. However, HCMI shall not be required to consult with the Selling Agent concerning any borrowing form banks and institutional lenders or concerning financing any equipment leading or similar arrangements.

    Section 11. Registration Rights. HCMI agrees that if, at any time it should file a Registration Statement with the SEC pursuant to the Securities Act, HCMI, will offer, at its own expense, to the Selling Agent and its warrantholders the opportunity to register or qualify the warrants or shares of common stock issued upon exercise of the warrants as described in Section 4 hereof. This registration right is not applicable to a Registration Statement filed by HCMI on Form S-8 or Form S-4.

    Within the period commencing twelve (12) months and ending five (5) years after the date of the definitive Prospectus, HCMI agrees that (upon written request of the then holder(s) of at least 80% of the total warrants and/or common stock issued upon the exercise of the Warrants which were originally issued to the Selling Agent), it will file, no more than once, a Registration Statement and all necessary amendments thereto, under the Securities Act, registering the Shares of common stock underlying the Warrants. HCMI agrees to use its best efforts to cause the above filing to become effective. All expenses of such registration or qualification, including, but not limited to, legal, accounting and printing fees, will be borne by HCMI (up to $25,000).
HCMI shall not be responsible for the cost of any separate counsel to review the Registration Statement on behalf of or to advise the selling shareholders.

    In addition to the rights above provided, HCMI will cooperate with the then holder(s) of the Warrants and common stock issued upon the exercise of the Warrants in preparing and signing any Registration Statement, in addition to the Registration Statement discussed above, required in order to sell or transfer the Shares of common stock issued upon the exercise of the Warrants and will supply all information required therefor, but such additional Registration Statement shall be at the then holder(s) cost and expense.

    Section 12.  Indemnification.

         (a) HCMI agrees to indemnify and hold harmless the Selling Agent and any of its directors, officers, employees, agents (including counsel) and affiliates who act on behalf of HCMI and in connection with the services called for under this Agreement, from and against any and all loss, cost, damage, claim liability or expense of any kind, including reasonable attorneys' fees and other expenses incurred in investigating, preparing to defend and defending any claim or claims; provided however, that any payments provided for in this Section 12 shall not be paid or payable by HCMI if the Selling Agent or any of its directors, officers, employees, agents or affiliates are found by a court to have been grossly negligent or to have acted in bad faith in performing the services which are the subject of this letter agreement. This indemnity shall be in addition to any liability HCMI may have to the Selling Agent otherwise.
If any action is brought against the Selling Agent which HCMI is obligated hereby to indemnify, then the Selling Agent promptly shall notify HCMI in writing of such action. HCMI agrees promptly to notify the Selling Agent of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the sale of the Shares or in connection with the Prospectus.

         (b) The Selling Agent agrees to indemnify and hold harmless HCMI, its directors and executive officers and each person, if any, who has control within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from HCMI to the Selling Agent, but only with respect to any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements contained in the Prospectus in reliance upon, and in conformity with, written information furnished to HCMI with respect to the Selling Agent by or on the behalf of the Selling Agent expressly for use in the Prospectus or any materially misleading unwritten statement made to a purchaser of the Shares by any director or officer or any person employed by the Selling Agent. If any action is brought against HCMI or any other person the Selling Agent is obligated hereby to indemnify, then such person promptly shall notify the Selling Agent in writing of such action. The Selling Agent agrees promptly to notify HCMI of the commencement of any litigation or proceedings against the Selling Agent or any of its directors, officers or employees in connection with the sale of the Shares or in connection with the Prospectus.

         (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to notify an indemnifying party promptly shall not relieve it from any liability which it may have on account of this Section 12 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (and any special counsel that said firm may retain) for each indemnified party in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances.

    Section 13. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in
Section 12 above is for any reason held to be unavailable to the Selling Agent, HCMI shall agree to contribute to the aggregate losses, liabilities, claims, damages, and expenses of the nature contemplated by

Section 12 of this Agreement incurred by HCMI or the Selling Agent (i) in such proportion as is appropriate to reflect the relative benefits received by HCMI and the Selling Agent from the Offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of HCMI in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative benefits received by HCMI and the Selling Agent shall be deemed to be in the same proportions as the total proceeds from the Offering (before deducting expenses) received by HCMI to the total marketing and commission fees received by the Selling Agent under this Agreement. The relative fault of HCMI and the Selling Agent shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by HCMI or by the Selling Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    HCMI and the Selling Agent agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.
The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 13, the Selling Agent shall not be required to contribute any amount in excess of the amount by which fees owed the Selling Agent pursuant to this Agreement exceeds the amount of any damages which the Selling Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

    Section 14. Survival of Agreements, Representations and Indemnities. The respective indemnities of HCMI and the Selling Agent set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any of the parties hereto and the warranties of HCMI set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any of the parties hereto or any controlling person, and shall survive the termination date of this Agreement. Any legal representative, successor or assign of the Selling Agent or HCMI, and any such controlling person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

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

    Section 15.  Termination.

         (a) The Selling Agent and HCMI shall each have the right to terminate this Agreement at any time prior to the Initial Closing Date if any domestic or international event or act or occurrence has materially disrupted, or in such party's good faith opinion will in the immediate future materially disrupt, the securities markets; or if trading on the New York Stock Exchange shall have been suspended for more than 24 hours, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the New York Stock Exchange, by the New York Stock Exchange or by the order of the Securities and Exchange Commission or any other governmental authority having jurisdiction; or if the United States shall have become engaged or continues to be engaged in a war or major hostilities if the effect of such war or hostilities, in such party's reasonable judgment, makes it impracticable or inadvisable to proceed with the offering; of the Shares on the terms and in the manner contemplated by the Prospectus; or if a banking moratorium has been declared by a state or federal authority; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if HCMI shall have sustained a material loss by fire, flood, accident, hurricane, earthquake, threat, sabotage or other calamity or malicious act, whether or not covered by insurance, which in such party's good faith opinion, will make it inadvisable to proceed with the Offering, or if there shall have been such material adverse change in the condition or prospects of HCMI or the prospective market for the HCMI's securities as in such party's good faith opinion would make it inadvisable to proceed with the offering, sale or delivery of the Shares; or if in such party's good faith opinion the price for the Shares is not reasonable or equitable under then prevailing market conditions; or if any other party has breached in any material respect the representations, warranties or covenants contained in the Agreement.

         (b) Selling Agent reserves the right in its uncontrolled discretion to determine whether the Offering can be successfully marketed through a placement agent group and may, without any obligation to HCMI, for any reason, including, without limiting the generality of the foregoing, market conditions (both those relating to securities and commodities generally and those relating to HCMI's stock) and the reaction of prospective members of the selling group to the proposed offering, decline to proceed further with the Offering. If Selling Agent has terminated its services, any commitment relating to compensation (other than legal fees), advisor agreements, warrants and other executory rights shall become null and void.

         (c) Should HCMI be unable to obtain blue sky clearance without significant suitability restrictions in the major proposed marketing jurisdictions, or NASD clearance or SEC effectiveness is not obtained on or before December 31, 1997, the Selling Agent may elect to terminate the Offering.

         (d) Should a mutually agreeable valuation firm independent of HCMI be unable to issue a fairness opinion confirming that the five dollar ($5) per share price to the public shareholders is fair, the Selling Agent may elect to terminate the Offering.

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

         (e) If any party elects to terminate this Agreement as provided in this Section 15, the other parties shall be notified promptly by the party terminating this Agreement by telephone or telegram, confirmed by letter.

    Section 16. Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to the Selling Agent shall be mailed, delivered or telegraphed and confirmed to Northridge Capital Corporation (with a copy to its counsel, Attn: John Ringo, Esq., 625 Colonial Park Drive -- Suite 201, Roswell, Georgia 30075).

    Section 17. Parties. HCMI shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Selling Agent when the same shall have been given by the undersigned. The Selling Agent shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of HCMI, when the same shall have been given by any officer. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Selling Agent and HCMI.

    Section 18. Closings. The initial closing for the sale of the Shares shall take place on a business day to be agreed upon by the parties hereto at the offices of The Heideman Law Group, P.C. or such other location as mutually agreed upon by the Selling Agent and HCMI (the "Initial Closing Date"). Subsequent closings will occur during the Continuous Offering Period on the date that $250,000 in subscriptions are accepted or at each month-end, whichever
first occurs (each constituting a "Subsequent Closing Date").   At each closing,
HCMI shall deliver to the Selling Agent in next day funds the commissions due and owing to the Selling Agent as set forth herein and the opinions and certificates required hereby and other documents deemed reasonably necessary by the Selling Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus.

    Section 19. Partial Invalidity. In the event that any term, provision or covenant herein or the Registration Statement thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the Registration Statement of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

    Section 20. Construction. This Agreement shall be construed in accordance with the laws of the State of Georgia.

    Section 21. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

    Section 22. Entire Agreement. This Agreement shall constitute the entire agreement of the parties and shall supersede any and all prior or contemporaneous understandings or arrangements with regard to the subject matter hereof.

If the foregoing correctly sets forth the understanding between the Selling Agent and HCMI, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

                             Very truly yours,


                             ______________________________
                             Michael L. Foudy
                             President and Chief Executive Officer
                             Heartland Communications & Management, Inc.


Accepted as of the date first written above
NORTHRIDGE CAPITAL CORPORATION


By:
   --------------------------------
   Anthony John Negus, President


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